UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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Sybase, Inc.

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SEC 1913 (02-02)

SYBASE, INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
May 31, 2006

TIME:	10:00 a.m., Wednesday, May 31, 2006

PLACE:	Sybase, Inc.
United Nations Conference Room
One Sybase Drive
Dublin, California 94568

BUSINESS:	• Elect three Class II directors

• Ratify Ernst & Young LLP as our independent registered public accounting firm for 2006

• Consider a stockholder proposal to reorganize the Board of Directors into a single class

• Transact other business properly brought before the meeting

RECORD DATE:	You are entitled to vote on these matters if you were a stockholder of record at the close of business Monday, April 3, 2006.

HOW TO VOTE:	If you are not able to attend the meeting in person, you can vote (1) on the Internet, (2) by telephone, or (3) by completing and signing the enclosed proxy card and mailing it as soon as possible in the enclosed envelope. Please see specific instructions printed on your proxy card.
By Order of the Board of Directors

DANIEL R. CARL
Dublin, California April 28, 2006	Vice President, General Counsel, and Secretary

This Notice of Meeting and accompanying Proxy Statement and proxy card are first being distributed on or about April 28, 2006

SYBASE, INC.

PROXY STATEMENT

GENERAL INFORMATION
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
STOCKHOLDER PROPOSAL
STATEMENT OF THE BOARD OF DIRECTORS RECOMMENDING A VOTE AGAINST THIS STOCKHOLDER PROPOSAL
REQUIRED VOTE
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

GENERAL INFORMATION
Your votes are solicited on behalf of the Sybase, Inc. Board of Directors for matters to be decided at the 2006 Annual Meeting of Stockholders. The meeting is set for 10:00 a.m. (PDT) on Wednesday, May 31, 2006 in the United Nations Conference Room at the Company’s principal executive offices, One Sybase Drive, Dublin, California 94568 (see map on back cover).
Record Date
You are entitled to vote at the Annual Meeting if you were a Sybase stockholder at the close of business on the April 3, 2006 Record Date. On that date, 89,818,922 shares of Common Stock were issued and outstanding. No Preferred Stock was issued or outstanding. The closing price of Sybase Common Stock on the Record Date was $21.30 per share, according to the New York Stock Exchange (NYSE).
How to Vote or Revoke Your Proxy
You can vote your shares by telephone, on the Internet at www.proxyvote.com, by mail, or in person at the Annual Meeting. Instructions for each voting method appear on your enclosed proxy card. You may revoke your proxy anytime prior to the vote at the Annual Meeting by (1) notifying Sybase in writing, (2) issuing a later proxy, or (3) voting in person at the meeting. If you previously granted a proxy, but decide to attend the meeting in person, your proxy will be voted as previously instructed unless you vote in person at the meeting.
How Your Votes Are Counted
• One Share, One Vote. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each proposal presented at the Annual Meeting. All votes cast at the Annual Meeting will be tabulated by Georgeson Shareholder, who will serve as inspector of election at this year’s meeting.
• Quorum. A majority of the shares entitled to vote on the Record Date constitutes a quorum required to conduct business at the Annual Meeting. The meeting will be adjourned unless at least that number of shares is represented in person or by proxy.
• “Votes Cast” means the votes cast on a particular matter. It includes votes “FOR,” “WITHHELD,” “AGAINST,” and “ABSTAIN,” but does not include broker non-votes (see “Broker Non-Votes,” below).
What Your Vote Means
• On Election of Directors. You may vote “FOR” or “WITHHELD” for each nominee. A “WITHHELD” vote is counted toward a quorum only. The three director nominees with the greatest number of “FOR” votes (even if not a majority of Votes Cast) will be elected. There is no cumulative voting in the election of directors.
• On Other Proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN.” The vote required on each matter described in this Proxy Statement (other than the election of directors) is the affirmative vote of a majority of the Votes Cast on that matter. Abstentions are counted toward a quorum and are also counted as Votes Cast. This means an abstention has the same effect as a vote “AGAINST.” For example, if there are 210 Votes Cast, and 99 shares are voted “FOR” a proposal, 75 are voted “AGAINST,” and 36 “ABSTAIN,” the proposal is defeated since it will not pass by a majority (i.e., at least 106) of the Votes Cast.
• What If I Don’t Vote? If you sign and return your proxy card, but don’t indicate how your shares are to be voted, your shares will be voted “FOR” all of the Company’s director nominees and “FOR” all other proposals described in this Proxy Statement. The Company’s proxy holders will have discretion to vote your shares on any new business submitted for a stockholder vote at the Annual Meeting.
• Broker Non-Votes. If you hold your shares in “street name,” it means your Sybase stock is held in an account maintained by your broker, bank or other qualified agent. The stock is registered in your agent’s name for your benefit. If you do not instruct the agent how to vote the Sybase stock in your account, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a certain matter without instructions from the beneficial owner, and such instructions are not given.
Broker non-votes will be counted to determine whether a quorum is present, but are not considered “Votes Cast.”
Multiple Sets of Proxy Materials
Under applicable SEC rules, only one set of proxy materials will be delivered to multiple stockholders sharing the same address, unless we receive contrary instructions from a stockholder at that address. If you share an address with another stockholder and you wish to receive additional sets of proxy materials, please contact us Sybase, Inc., Investor Relations, One Sybase Drive, Dublin, California 94568 (tel: 925-236-5000) to request these materials at no cost to you. Similarly, if you share an address with another stockholder and you want to eliminate the receipt of duplicate sets of materials, please contact us to request a single set of these materials for your household in the future.
Electronic Delivery; Requesting Copies
You may enroll for “paperless” electronic delivery at http://www.icsdelivery.com/sybs/index.html and receive our annual report and proxy materials by e-mail. Documents referenced in this Proxy Statement as being available on our website at www.sybase.com/about_sybase/investorrelations under “Corporate Governance” can also be requested in hard copy format free of charge by contacting Investor Relations, One Sybase Drive, Dublin, California 94568 (tel: 925-236-5000), e-mail: investorrelations@sybase.com.
Proxy Solicitation
We will pay the cost of soliciting stockholder proxies, and have retained Georgeson Shareholder to assist us in this process for an estimated $7,000, plus expenses. We may also reimburse brokers and others for their expenses in forwarding solicitation materials to beneficial owners. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees.

ELECTION OF DIRECTORS
Our current eight-member Board of Directors is divided into three classes, each having a three-year term expiring in successive years, as shown below. All of the directors other than Mr. Chen are non-employee directors. Three Class II directors to be elected at the Annual Meeting will hold office until their term expires at the Annual Meeting of Stockholders in 2009, or until their earlier resignation or removal.
The nominees are: Richard C. Alberding, Jack E. Sum and Linda K. Yates. All of the nominees have advised the Company that they will serve if elected. Your shares will be voted as you instruct, but if you submit your proxy without voting instructions, your shares will be voted “FOR” the election of these nominees.

Class	Director	Current Term Expires

II	Richard C. Alberding
	Jack E. Sum	2006
	Linda K. Yates

III	Cecilia Claudio
	L. William Krause	2007
	Robert P. Wayman

I	John S. Chen
	Alan B. Salisbury	2008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES
Director Biographical Information
The following table sets forth information about our current Board of Directors, including the nominees described above. There are no family relationships among any Company executive officers or directors.

John S. Chen Director since 1997 Age 50	Mr. Chen has been Chairman, Chief Executive Officer, and President of Sybase, Inc. since November 1998. From February through November 1998, he served as co-Chief Executive Officer. Mr. Chen joined Sybase in August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to July 1997, Mr. Chen was President of the Open Enterprise Computing Division of Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf. He is also a current director of The Walt Disney Company, an entertainment and media company.

Richard C. Alberding Director since 1993 Age 75 Nominee	Mr. Alberding served as an Executive Vice President of Hewlett-Packard Company, a computer and electronics company, before retiring from that company in 1991. He had served in various management positions with HP beginning in 1958. Mr. Alberding is also a director of Stratex Networks, Inc., a supplier of digital microwave radios, and PC-TEL, a wireless software company.

Cecilia Claudio Director since 1999 Age 51	Ms. Claudio has served as Chief Information Officer for Mercury Interactive Corporation, a business technology optimization software provider, since October 2005. From October 2004 to October 2005, Ms. Claudio served as Chief Information Officer and Vice President, Engineering for Align Technology, a technology-based orthodontic manufacturer. In May 2004, Ms. Claudio was named an Executive in Residence at Clearstone Venture Partners, a venture capital firm and continues to serve in an advisory capacity for Clearstone. From March 2003 to September 2004, Ms. Claudio served as the Executive Vice President and Chief Information Officer of Zurich Financial Services, the parent company of Farmers Group, Inc., a large automobile and home insurance company. From June 1998 to March 2003, Ms. Claudio served as Senior Vice President and Chief Information Officer of Farmers Group, Inc.

L. William Krause Director since 1995 Age 63	Mr. Krause has been Chairman of the Board of Caspian Networks, Inc., an IP networking system provider, since April 2002 and was CEO from April 2002 until June 2004. In addition, Mr. Krause has been President of LWK Ventures, a private investment firm, since 1991. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Brocade Communications Systems, Inc., a networking storage company, Core-Mark Holding Company, Inc., a distributor of packaged consumer goods, Packeteer, Inc., a provider of application traffic management systems, and The Trizetto Group, a supplier of software and services to the health care industry.

Alan B. Salisbury Director since 1993 Age 69	Mr. Salisbury has been an independent management consultant to the information technology industry since July 1999. From August 1998 through June 1999, he served as Chairman of the U.S. subsidiary of Learning Tree International, a provider of advanced technology and technical management training. From 1993 through June 1999, Mr. Salisbury served as that company’s President, and he served as a director from June 1994 through June 2001. He also served as a director of Template Software, Inc., an enterprise application integration and tools development company, from January 1998 through December 1999.

Jack E. Sum Director since 2004 Age 63 Nominee	Mr. Sum is a Certified Public Accountant and served as a Partner of PricewaterhouseCoopers (PwC), an accounting firm, from 1980 until his retirement in July 2003. Beginning in 1995, Mr. Sum served as the firm’s San Francisco Bay Area Audit Methods Partner and Risk Management Partner. During his career with PwC, which began in 1968, Mr. Sum was responsible for audit, tax and consulting efforts for a variety of national and multi-national companies ranging in size from $5 million to $10 billion in sales. Mr. Sum is a member of the American Institute of Certified Public Accountants and of the California Institute of Certified Public Accountants.

Robert P. Wayman Director since 1995 Age 60	Mr. Wayman has served as Chief Financial Officer of Hewlett-Packard Company, a computer and electronics company, since 1984, and as HP’s Executive Vice President, Finance and Administration, a position he has held since 1992. Mr. Wayman was named Chief Executive Officer of HP on an interim basis in February 2005 and served in this capacity until March 2005. In February 2005, Mr. Wayman was appointed to HP’s Board of Directors, he previously served as an HP director from December 1993 through May 2002. He is a current director of CNF Inc., a provider of global supply chain services. Mr. Wayman is also Director of the Cultural Initiatives of Silicon Valley, a member of the Policy Council of the Tax Foundation, the Financial Executives Institute, the Council of Financial Executives of the Conference Board, and member of the Advisory Board to Northwestern University Kellogg School of Management.

Linda K. Yates Director since 2000 Age 43 Nominee	Ms. Yates is the co-founder of Strategos, an international strategy consulting firm, where she served as Chief Executive Officer from January 1995 through August 1999. Ms. Yates currently serves as a Senior Advisor to large corporations and acts as a bridge between the Silicon Valley and large multi-national corporations. She is also a Henry Crown Fellow with the Aspen Institute.
Executive Officer Biographical Information
The following table sets forth information about our current executive officers. Information for John S. Chen is provided in the director table above.

Marty Beard Senior Vice President Corporate Development and Marketing Age 42	Mr. Beard has served in his present capacity since February 2003. From August 2000 through January 2003, Mr. Beard was Vice President, Corporate Development. Before joining Sybase, Mr. Beard was Vice President of Oracle Online, a division of Oracle Corporation, a database software company, from June 1999 through July 2000. Prior to that he served as Senior Director, Mid-Market Business Solutions for Oracle beginning in July 1997. From June 1993 through June 1997, Mr. Beard was Staff Director, Corporate Strategy and Development for Pacific Telesis Group, a telecommunications company.

Steven M. Capelli Senior Vice President & General Manager, North America Operations Age 48	Mr. Capelli has served in his present capacity since January 2005. From February 2004 to January 2005 he served as Senior Vice President and General Manager, Worldwide Partner Group. Immediately prior to that, he served as Senior Vice President and General Manager, Worldwide Field Organization beginning in January 2003. Before that, Mr. Capelli served as Senior Vice President and General Manager, North American Operations from March 1998 through July 2002. Before joining Sybase in December 1997, Mr. Capelli worked for Siemens-Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, from August 1992 to December 1997. During that time, he held several positions including Chief Financial Officer, Vice President of Inter Continental Sales and Director of Field Operations.

Daniel R. Carl Vice President, General Counsel and Secretary Age 53	Mr. Carl has served in his present capacity since April 1999. Immediately prior to that, he served as Director of European Legal Affairs beginning in January 1997. Mr. Carl has been a Vice President of Sybase since May 1996, and served as Associate General Counsel from 1992 to April 1999.

Raj Nathan Senior Vice President Information Technology Solutions Group Age 52	Dr. Nathan has served in his present capacity since February 2004. Immediately prior to that, he served as Senior Vice President and General Manager, Enterprise Solutions Division beginning in December 2000. Joining Sybase in November 1997, he served as Senior Vice President, Corporate Program Office and later as Senior Vice President and General Manager of the Internet Applications Division until December 2000. From May through November 1997, he served as President and Chief Executive Officer of Siemens Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, and held a number of executive positions with Siemens Pyramid prior to that.

Jeffrey G. Ross Vice President and Corporate Controller Age 41	Mr. Ross has served in his present capacity since August 2004. Immediately prior to that he served as Group Director of Tax and Accounting. Mr. Ross has held various other positions since joining Sybase in 1997. Before joining Sybase, Mr. Ross held several positions with Price Waterhouse, including senior manager in international tax.

Terry Stepien President iAnywhere Solutions, Inc. Age 47	Mr. Stepien has served in his present capacity since May 2000. Prior to that he had served as Senior Vice President and General Manager of Sybase’s Mobile and Embedded Computing Division (MEC) since March 1999. From September 1998 to March 1999, he was Vice President and General Manager of MEC. From September 1996 to September 1998, he served as Vice President, Marketing for Database Products. Mr. Stepien was Vice President, Marketing for Workplace Database Products from February 1995 to September 1996.

Pieter Van der Vorst Senior Vice President and Chief Financial Officer Age 51	Mr. Van der Vorst has served in his current position since March 2002. Prior to that, he held the title of Vice President and Chief Financial Officer starting in January 1999. Between November 1997 and January 1999, he served as Corporate Controller, and prior to that, he served as Vice President, Tax and Corporate Accounting beginning in April 1997. Mr. Van der Vorst has held various other positions since joining Sybase in 1991.

Thomas Volk Executive Vice President International Field Operations Age 48	Mr. Volk has served as Executive Vice President, International Field Operations since January 2005. From February 2004 to January 2005, Mr. Volk served as Executive Vice President, Worldwide Field Operations. Prior to that, he served as Executive Vice President, Infrastructure Platform Group beginning in January 2003. Before joining Sybase, Mr. Volk worked for Hewlett-Packard Company, a computer and electronics company, for more than 18 years, ultimately serving as Vice President and General Manager of HP’s manufacturing industry business unit. Mr. Volk also held a number of worldwide sales and business management positions during his tenure at HP.

Nita C. White-Ivy Vice President Worldwide Human Resources Age 59	Ms. White-Ivy has served in her present capacity since March 1998. Prior to that, she was a human resources consultant to Sybase beginning in January 1998. Before joining Sybase, she was with Siemens Pyramid, a computer and electronics company, serving as Vice President of Worldwide Human Resources from February 1994 to October 1997.

Non-Employee Director Compensation
During 2005, the Company paid fees to its non-employee directors according to the following table. The Company generally reviews non-employee director compensation annually. All retainers are paid in four quarterly installments, but are discontinued upon a director’s resignation if not already earned. The Company has stock ownership guidelines that require all senior executives and directors to hold a minimum number of common shares. The stock ownership guidelines are posted on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.

		April 1, 2004 to May
	After May 25, 2005	25, 2005
Annual retainer	$32,600	$32,600
Per Regular Board meeting attended in person	1,800	1,600
Per Regular Board meeting attended by video or phone	1,800	1,600
Per Special Board meeting exceeding one hour (attended in person, by video or telephone)	1,800	1,600
Per Regular or Special Committee meeting exceeding one hour (attended in person, by video or phone):
- Chairperson	1,900	1,900
- Committee member	1,600	1,600
Additional annual retainer for Board Affairs Committee chairperson	8,000	4,600
Additional annual retainer for Compensation Committee chairperson	8,500	4,600
Additional annual retainer for Audit Committee chairperson	12,000	9,200
Additional annual retainer for lead independent director	15,000	13,000
Out-of-pocket travel expenses associated with meeting attendance	Actual reasonable	Actual reasonable
Under our Amended and Restated 2003 Stock Plan (the “2003 Plan”), on the first trading day in February each non-employee director who has served for at least five months shall be granted an award having an imputed value (as defined in the 2003 Plan) determined by the board which shall not exceed $400,000. On February 1, 2006, our non-employee directors were each granted options to purchase 26,000 shares at an exercise price of $21.92. On February 1, 2005, our non-employee directors were each granted options to purchase 26,000 shares at an exercise price of $19.46. These options vest monthly over a four-year period from the grant date. Under the 2003 Plan, any new non-employee director appointed after the adoption of the 2003 Plan shall receive an initial grant having an imputed value determined by the board which shall not exceed $800,000.
Mr. Chen, our only employee director, does not receive compensation, expense reimbursement, or stock option grants for serving as a director or for attending Board or committee meetings.
CORPORATE GOVERNANCE MATTERS
Sybase is committed to strong principles of corporate governance and business ethics. The Company is in compliance with all applicable corporate governance requirements of the NYSE, the SEC, and the Sarbanes-Oxley Act of 2002. Our “Statement of Values and Business Ethics” is available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.
Corporate Governance Guidelines
The Board’s Corporate Governance Guidelines comply with revised NYSE listing standards. These policies are intended to guide the Company and the Board on a variety of corporate governance matters including director responsibilities, director independence, Board composition, director continuing education, Board committees, and management development and succession planning. Our Corporate Governance Guidelines are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.

Board Independence
None of our non-employee directors have any direct or indirect material relationships with the Company, and each of them is “independent” within the meaning of the Company’s director independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards regarding director independence. As set forth in our guidelines, a director’s relationship with the Company is considered “material” if, in the judgment of the Board as a whole, such relationship would interfere with a director’s independent judgment with respect to the Company.
Board of Directors and Board Committees
The Board of Directors held six (6) meetings during 2005, and no director attended fewer than 75% of the total of all Board and committee meetings held last year during his or her service as a director or committee member. Our directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year, Mr. Chen and Mr. Alberding attended the Annual Meeting.
The Board currently has three standing committees — Audit, Compensation, and Board Affairs — each of which operates under a written charter adopted by the Board. All of the committee charters are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations. The table below shows the number of Board committee meetings held during 2005, current committee membership, and each committee’s principal functions.

Board Committees	Principal Functions

Audit (1)	•	carries out mandates of Audit Committee Charter, including the following:
Mr. Salisbury (Chair)	•	selection, engagement, and oversight of the Company’s independent auditors
Ms. Claudio	•	pre-approval of all audit and non-audit related services to the Company and its subsidiaries
Mr. Sum	•	oversight of the Company’s internal controls, disclosure controls, internal audit function, and independent audit of Company’s financial statements
Mr. Wayman	•	receipt and investigation of all complaints and concerns regarding the Company’s internal controls, and audit and accounting practices
	•	12 meetings in 2005

Compensation (2)	•	carries out mandates of the Compensation Committee Charter, including the following:
Mr. Alberding (Chair)	•	determination of CEO’s compensation based on CEO’s performance against goals determined by the full Board
Mr. Krause	•	review and approval of compensation, incentive compensation plans and equity-based plans for Section 16 officers
Ms. Yates	•	oversight of all Company compensation policies to assure their alignment with the long-term interests of the Company’s stockholders
	•	9 meetings in 2005

Board Affairs	•	carries out the mandates of the Board Affairs Committee Charter, including the following:
Mr. Wayman (Chair)	•	management and oversight of the Company’s Corporate Governance Guidelines
Mr. Krause	•	consideration and recommendation of all director nominees
Mr. Sum	•	oversight of initial and on-going director education, Board composition, and Board and committee evaluations
	•	4 meetings in 2005

(1)	No Audit Committee member serves on the audit committee of more than three public companies.

(2)	No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company, any of its subsidiaries or any other entity that is required to be disclosed in this Proxy Statement.

Lead Independent Director; Executive Sessions
Our Corporate Governance Guidelines provide for the Board designation of a Lead Independent Director from time to time. The Lead Independent Director is responsible for calling all special meetings of the independent directors, chairing all meetings of the independent directors, and performing such other responsibilities as designated by a majority of the independent directors from time to time. Mr. Wayman is the current Lead Independent Director and has served in such capacity since May 1998. As part of our regular Board meetings, our independent directors meet in executive sessions separate from Company management and directors who are also employees of the Company.
Communicating with our Board
You may communicate in writing with any or all of Sybase’s directors via U.S. mail addressed to the Chairperson of the Board Affairs Committee c/o Sybase’s Corporate Secretary, One Sybase Drive, Dublin, California 94568. The Corporate Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated, and will forward correspondence directly to the directors as appropriate. This process has been approved by a majority of the independent directors.
Director Nominee Criteria and Process
The Board of Directors is responsible for approving candidates for Board membership, and has delegated the screening and recruitment process to the Board Affairs Committee. The Board Affairs Committee has adopted Policies and Procedures for Director Candidates intended to ensure the selection of qualified candidates who support the Company’s strategies, as well as its business and corporate governance principles. The Committee has not adopted minimum qualifications for director candidates. Rather, in evaluating potential director candidates, including those proposed by stockholders and others, the Committee takes into account a wide variety of factors including each candidate’s suitability, professional qualifications and expertise in relation to the composition and performance of the Board as a whole. From time to time, the Board Affairs Committee has retained a search firm to assist it in identifying potential director candidates; however, the nature, scope and expense of each such engagement is determined on a case-by-case basis and there are no standing arrangements between the Board Affairs Committee and any particular firms for this purpose. Our Policies and Procedures for Director Candidates are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.
Stockholder Nominations for Director
The Board Affairs Committee considers director nominees recommended by our stockholders. Stockholder recommendations must be submitted in writing to Sybase, Inc., Attn: Corporate Secretary, One Sybase Drive, Dublin, California 94568, and must include certain prescribed information, including the proposed candidate’s personal and business information, the class and number of Company securities he/she owns, and a description of the proposed candidate’s relationships with the Company and the recommending stockholder. Recommendations must also be accompanied by personal references, including a supporting statement from the recommending stockholder regarding a proposed candidate’s character and judgment. Our Policies and Procedures for Director Candidates (available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations) describes other relevant criteria, as well as the Board Affairs Committee’s process for evaluating and identifying director candidates selected and recommended to the full Board for nomination. In addition, the stockholder must give timely notice of a proposed nomination to our Corporate Secretary in accordance with our Bylaws, which generally require that our Corporate Secretary receive notice within the time period described under “Deadline for Receipt of Stockholder Proposals for the 2007 Annual Meeting” beginning on page 28.

STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS
This table shows how Sybase shares were beneficially owned as of the Record Date by (i) entities holding more than 5% of our issued and outstanding Common Stock, (ii) by each current director and director nominee, (iii) each Named Executive Officer named in the “Summary Compensation Table” on page 17, and (iv) all current directors and executive officers as a group. On the Record Date, 89,818,922 shares of Common Stock were issued and outstanding.

	Shares Beneficially	Approximate Percent
Name of Beneficial Owner	Owned (#)	of Class (%)
Private Capital Management (1) 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	12,385,484	13.79

Lord, Abbett & Co., LLC (2) 90 Hudson Street Jersey City, NJ 07302	9,457,070	10.53

Entities affiliated with Barclays Global Investors, N.A. (3) 45 Fremont Street, 17th Floor San Francisco, CA 94105	5,861,919	6.53

John S. Chen (4)(5)(6)(7)	4,022,828	4.29

Marty Beard (4)(5)(6)(7)	323,310	*

Raj Nathan (4)(5)(6)(7)	215,698	*

Pieter A. Van der Vorst (4)(5)(6)(7)	208,345	*

Thomas Volk (4)(5)(7)	345,637	*

Richard C. Alberding (4)(5)	152,123	*

Cecilia Claudio (4)(5)	81,623	*

L. William Krause (4)(5)	152,123	*

Alan B. Salisbury (4)(5)	152,123	*

Jack E. Sum (4)(5)	15,582	*

Robert P. Wayman (4)(5)	152,123	*

Linda K. Yates (4)(5)	124,123	*

All current executive officers and directors as a group (17 people) (4)(5)(6)(7)	6,703,942	6.95

*	less than 1%

(1)	Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2006, Private Capital Management, Inc. (PCM), an investment advisor registered under the Investment Company Act of 1940 (“1940 Act”), and Bruce S. Sherman and Gregg J. Powers, individuals, claim shared voting and dispositive power as to the shares held by PCM’s clients and managed by PCM. Mr. Sherman claims beneficial ownership and sole voting and dispositive power over 172,200 of the shares. Mr. Powers claims beneficial ownership and sole voting and dispositive power over 25,000 of the shares. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients.

(2)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2006, Lord, Abbett & Co., an investment adviser registered under the 1940 Act, claims beneficial ownership and sole voting and sole dispositive power as to all of the shares.

(3)	Based on Schedule 13G filed with the SEC on February 10, 2006, Barclays Global Investors, NA, a bank as defined in Section 3(a)(6) of the Securities Act of 1933 (“Securities Act”), claims beneficial ownership and sole dispositive power as to 4,833,685 shares, with sole voting power as to 4,239,316 shares. Barclays Global Fund

Advisors, an investment advisor registered under the 1940 Act, claims beneficial ownership and sole dispositive power as to 1,028,534 shares and sole voting power as to 1,028,534 shares.

(4)	Number of shares includes (i) shares subject to stock options that are exercisable within 60 days of the Record Date (see footnote 5 below), and (ii) restricted stock subject to the Company’s repurchase right (see footnote 5 below). Unless otherwise noted, each named stockholder has sole voting and investment power with respect to all beneficially owned securities, subject to applicable community property laws and to the information contained in the footnotes to the table. Unless otherwise indicated, the address for each named stockholder is c/o Sybase, Inc., One Sybase Drive, Dublin, California 94568.

(5)	Includes the following shares subject to stock options that are exercisable within 60 days of the Record Date and unvested restricted stock purchase rights:

	Sybase Stock Options	Service Vesting	Performance Based
	Exercisable w/in 60 days	Restricted Stock	Restricted Stock
	(#)	(# of exercised shares)	(# of exercised shares)
Mr. Chen	2,987,220	541,000	478,000
Mr. Beard	253,293	27,580	33,032
Dr. Nathan	158,034	28,867	27,947
Mr. Van der Vorst	132,434	31,867	33,947
Mr. Volk	226,250	38,436	32,575
Mr. Alberding	151,123	0	0
Ms. Claudio	80,623	0	0
Mr. Krause	151,123	0	0
Mr. Salisbury	151,123	0	0
Mr. Sum	14,082	0	0
Mr. Wayman	151,123	0	0
Ms. Yates	119,123	0	0
All current executive officers and directors (17 people)	5,187,115	767,214	720,086

Performance based restricted stock included in the table above includes grants made in February 2005 where vesting is subject to the Company’s achievement of certain revenue growth rates, income before tax growth rates and stockholder return relative to S&P 400 performance. Performance based restricted stock included in the table above includes grants made in February 2006 where vesting is subject to the Company’s achievement of certain revenue growth rates, cash flow growth rates and return on invested capital thresholds. Performance based restricted stock shares will vest, and the Company’s repurchase right will lapse, three years from the grant date, in full or partially, based upon the achievement of performance at or above the thresholds set forth in each grant. Unvested shares will be repurchased by the Company for the $0.00 per share exercise price.

Service vesting restricted stock included in the table above includes the following grants to the extent unvested (i) restricted stock purchase rights issued in February 2006 and February 2005 with $0.00 per share purchase prices which were exercised within six months of the issue date and remain subject to the Company’s repurchase right if an employee terminates within three years of the rights grant date, (ii) restricted stock purchase rights issued in 2004 with purchase prices ranging from $0.00 to $0.10 per share which were exercised within six months of the issue date and remain subject to the Company’s repurchase right if an employee terminates within three years of the rights grant date, and (iii) restricted stock purchase rights issued to Mr. Chen in 2003 with $0.10 per share purchase prices which were exercised within six months of the issue date and remain subject to the Company’s repurchase right if Mr. Chen terminates within four years of the rights grant date.

(6)	This table shows the beneficial ownership of common stock of Financial Fusion, Inc, (“FFI”), a majority-owned Sybase subsidiary, as of the Record Date, by individuals listed in the table. All of the securities reflected in the table are stock options to purchase common stock that are vested and exercisable within 60 days of the Record Date. Except for 39,983,754 shares of FFI common stock held by the Company, there are no shares of FFI common stock issued and outstanding.

	FFI Common Stock
	Beneficially	Approximate Percent
	Owned (#)	of Class (%)
Mr. Chen	1,288,750	3.22
Mr. Beard	7,291	*
Dr. Nathan	32,299	*
Mr. Van der Vorst	121,875	*
Mr. Volk	7,291	*
Mr. Alberding	0	0
Ms. Claudio	0	0
Mr. Krause	0	0
Mr. Salisbury	0	0
Mr. Sum	0	0
Mr. Wayman	0	0
Ms. Yates	0	0
All current Sybase executive officers and directors as a group (17 people)	1,555,732	3.89

*	less than 1%

(7)	This table shows beneficial ownership of common stock of iAnywhere Solutions, Inc. (“iAS”), a majority-owned Sybase subsidiary, as of the Record Date, by the individuals listed in the table. All of the securities reflected in the table are stock options to purchase common stock that are vested and exercisable within 60 days of the Record Date. iAS only has preferred stock outstanding, there are no shares of iAS common stock issued and outstanding.

	iAS Common Stock
	Beneficially	Approximate Percent
	Owned (#)	of Class (%)
Mr. Chen	1,070,000	*
Mr. Beard	20,000	*
Dr. Nathan	25,000	*
Mr. Van der Vorst	100,000	*
Mr. Volk	0	0
Mr. Alberding	0	0
Ms. Claudio	0	0
Mr. Krause	0	0
Mr. Salisbury	0	0
Mr. Sum	0	0
Mr. Wayman	0	0
Ms. Yates	0	0
All current Sybase executive officers and directors as a group (17 people)	3,131,353	*

*	Not meaningful since no shares of iAS common stock are currently issued and outstanding.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP (“EY”), independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2006, and recommends that the stockholders ratify such selection. In the event of a negative vote, the Audit Committee will reconsider its selection. EY (or its predecessor) has audited the Company’s annual financial statements since the Company’s inception in 1984, and is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules adopted by the SEC regarding mandatory audit partner rotation. Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
Fees for professional services provided by EY in each of the last two fiscal years in each of the following categories are as follows:

	2005 ($)	2004 ($)
Audit Fees	$3,570,873	$3,981,723
Audit-Related Fees	116,355	392,614
Tax Fees	398,272	429,396
All Other Fees	0	0

TOTAL	$4,085,500	$4,803,733
Audit Fees include fees associated with the Company’s annual audit, the reviews of the Company’s filings with the SEC during the fiscal year, including its quarterly reports on Form 10-Q for the periods indicated, assistance with financial statements included in registration statements and reports filed with the SEC, accounting consultations and Sarbanes-Oxley Section 404 attestation work
Audit-Related Fees include fees not directly related to the attest services for our financial statements and includes due diligence in connection with acquisitions, accounting consultations, audits in connection with proposed or consummated acquisitions and audits of the Company’s pension plan(s).
Tax Fees include tax compliance and international tax advice and planning services.
All Other Fees include support and advisory services related to the Company’s expatriate program and risk management advisory services. The Audit Committee did not approve payment for any services pursuant to the de minimis exception (i.e., services that, if rendered, would compromise auditor independence but were (i) less than 5% of the total fees paid to EY for the years noted; (ii) not recognized as non-audit services at the time of engagement; and (iii) brought to Audit Committee’s attention and approved prior to the completion of the audit). The Audit Committee of the Board of Directors determined that the non-audit services provided by EY as described above are compatible with maintaining such auditors’ independence.
Pre-Approval Policies and Procedures. During 2005, the Audit Committee pre-approved 100% of the fees described in the above table in accordance with its pre-approval policies and procedures. Generally, at the beginning of each fiscal year, the Audit Committee reviews a written report prepared by the independent auditor describing the proposed scope of services in each of the above categories for that year, including estimated fees and costs related to each activity. The independent auditor is not authorized to undertake any activities on behalf of the Company unless and until the Audit Committee has approved the auditor’s report. The Audit Committee regularly oversees and monitors all activities performed by (and all fees paid to) the independent auditor. The Audit Committee may authorize the CFO to engage the independent auditor directly to perform non-audit services that have been pre-approved by the Audit Committee, and which do not exceed a specified maximum dollar amount. The CFO is required to report all such engagements to the Audit Committee on a regular basis.

STOCKHOLDER PROPOSAL
The following proposal was submitted by the Amalgamated Bank LongView Midcap 400 Fund (“Longview”), a stockholder of the Company. LongView has informed the Company that its address is 11-15 Union Square, New York, NY 10003 and that it is the owner of approximately 35,402 shares of the Company’s Common Stock.
“RESOLVED: The stockholders of Sybase, Inc. (“Sybase” or the “Company”) request that the board of directors take the necessary steps in accordance with applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.”
SUPPORTING STATEMENT SUBMITTED BY LONGVIEW
     “The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.
     Sybase’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.
     We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.
     The evidence indicates that shareholders at other companies do not favor classified boards. Shareholder proposals recommending annual elections of all directors received, on average, over 60% of the vote in 2005, according to the Investor Responsibility Research Center. Also in recent years, more than 20 companies – including Procter & Gamble, Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Cendant, Sprint, Great Lakes Chemical and Dow Jones – sought and received shareholder approval to declassify their boards.
     We thus urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.
     We urge you to vote for this resolution.”
STATEMENT OF THE BOARD OF DIRECTORS RECOMMENDING A VOTE AGAINST THIS
STOCKHOLDER PROPOSAL
The Board believes that the present system of electing directors of the Company in three classes is in the best interests of the Company and its stockholders and should not be changed.
The Board believes that an integral component of the Company’s commitment to good corporate governance is the existence of an active, independent, and knowledgeable board of directors. Other than the CEO, the Board is comprised entirely of independent directors. With a classified board, it is more likely that a majority of directors at any given time will have had prior experience with Sybase’s business strategies and operations, allowing them to make more informed decisions on behalf of the stockholders.

A classified Board assures continuity and stability, while allowing for the introduction of new directors as appropriate. It should be noted that, given the current corporate governance climate, in which many qualified individuals are declining to serve on public boards, the Company could be placed at a competitive disadvantage in recruiting qualified director candidates if such candidates are concerned that their board service could potentially be for only a one year period.
While it has been suggested that a classified board discourages potential acquirers, the existence of a classified board actually reduces the Company’s vulnerability to certain potentially abusive takeover practices. Absent a classified board, a potential acquirer could gain control of the Company by replacing a majority of the Board (if not the entire Board) with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast and without paying any premium to the Company’s stockholders. A classified board encourages potential acquirers to negotiate directly with the Board, which is in the best position to consider alternative proposals and negotiate advantageously on behalf of all stockholders to get the best price and terms for the stockholders.
Directors elected for staggered terms are not any less accountable or responsive to stockholders than they would be if all were elected annually. Each year a third of the directors stand for election, offering stockholders the opportunity to select board members who will represent stockholder interests. In previous years, stockholders have overwhelmingly supported the nominees. As part of their fiduciary duties as mandated by Delaware law, directors are accountable to stockholders whether or not the Board is classified and regardless of whether directors are elected annually or for staggered terms. The same standards of performance apply to all directors regardless of the term of service.
REQUIRED VOTE
The approval of the stockholder proposal requires the affirmative vote of a majority of the Votes Cast on this subject matter at the Annual Meeting. An abstention is treated as a Vote Cast but not as an affirmative vote and, therefore, will have the same effect as a vote against the proposal. A broker non-vote will not be treated as a Vote Cast on this subject matter at the Annual Meeting.
THE BOARD OF DIRECTORS HAS CONCLUDED THAT DECLASSIFYING THE BOARD IS NOT IN
THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A
VOTE “AGAINST” THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors in accordance with its amended and restated charter, as adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Company’s 2005 Annual Report on Form 10-K, and discussed the quality (not merely acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also provided direct oversight over the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act relating to maintaining effective internal controls and the Company’s engagement of the independent registered public accounting firm that opined on the Company’s compliance with Section 404. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. Accordingly, the Committee has discussed with such auditors the matters required to be discussed under Statement on Auditing Standards 61, as modified or supplemented, including such auditors’ judgments as to the quality and acceptability of the Company’s accounting principles, as well as other matters required to be discussed by the auditors with the Committee under generally accepted auditing standards. The Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed the matter of auditor independence from management and the Company with the Company’s independent auditors. The Committee also considered the compatibility of non-audit services with the auditors’ independence. The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the Company’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held twelve meetings during fiscal year 2005.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) inclusion of the Company’s audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005. The Committee also selected the Company’s independent registered public accounting firm for fiscal 2006.
Report submitted by:
Alan B. Salisbury (Chairman)
Cecilia Claudio
Jack E. Sum
Robert P. Wayman

EXECUTIVE COMPENSATION
Summary Compensation Table
This table shows summary compensation information for the last three fiscal years for the Chief Executive Officer, and the four most highly compensated executive officers during 2005 (other than the CEO). These individuals are referred to as “Named Executive Officers.”

		Annual Compensation			Long-Term Compensation Awards
					Service	Performance
					Vesting	based
				Other	Restricted	Restricted	Number of	All
				Annual	Stock	Stock	Shares	Other
Name and Principal		Salary	Bonus	Compensation	Awards	Awards	Underlying	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(5)	($)(6)	Options (#)(7)	($)(8)
John S. Chen	2005	$975,000	$1,216,500	$106,357 (4)	$—	$7,012,500	—	$2,000
Chairman of the Board,	2004	950,000	506,224	116,812 (4)	5,155,000	—	100,000	1,500
CEO and President	2003	900,000	496,100	174,893 (4)	3,525,000	—	700,000	1,500

Marty Beard	2005	331,000	198,752	—	130,900	523,600	—	345
Senior Vice President	2004	321,000	84,880	—	164,960	—	60,000	1,500
Corporate Development	2003	305,599	83,489	—	211,500	—	25,000	1,500
and Marketing

Raj Nathan (9)	2005	354,000	235,514	—	112,200	411,400	—	2,000
Senior Vice President &	2004	340,000	96,008	—	164,960	—	60,000	1,500
General Manager
Product and Technology	2003	383,512	—	—	105,750	—	12,500	1,500
Operations Group

Pieter A. Ven der Vorst	2005	348,000	247,592	—	130,900	523,600	—	2,000
Senior Vice President &	2004	337,800	107,791	—	206,200	—	50,000	1,500
Chief Financial Officer	2003	324,850	107,113	—	211,500	—	25,000	1,500

Thomas Volk (10)	2005	562,200	—	—	130,900	523,600	—	2,000
Executive Vice President	2004	458,999	—	—	412,400	—	80,000	1,500
Worldwide Field	2003	368,728	176,000	77,494	126,900	—	315,000	1,500
Organization

(1)	Salary includes amounts earned for the year indicated (including any variable sales compensation) and contributed to the Company’s 401(k) plan, or deferred pursuant to the Company’s Executive Deferred Compensation Plan.

(2)	Bonuses for each year include amounts earned for that year, regardless of when paid. Bonuses paid during the year are excluded if they were earned for and reported in a prior year.

(3)	Except for Mr. Chen the aggregate amount of perquisites provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10 percent of such individual’s combined salary and bonus for any year.

(4)	Includes amounts paid to Mr. Chen as set forth in the following table. For 2003 only, total also includes $51,921 cash payment in lieu of sabbatical leave benefit to which Mr. Chen was entitled under the Company’s Sabbatical Leave Plan, amended as of May 1, 2003, a copy of which was filed as Exhibit 10.39 to the Company’s Annual Report on Form 10-K for year ended December 31, 2005. Except for such sabbatical leave payout and Mr. Chen’s automobile allowance, all amounts include amounts paid to cover applicable income taxes.

		Equalization payments	Reimbursement	Reimbursement of Certain
		for forfeited 401(k)	of Supplemental	Medical/Dental Expenses,
	Auto	contributions from	Insurance	and Legal and Tax
Year	allowance ($)	prior employer ($)	Premiums ($)	Preparation Fees ($)
2005	$18,000	$7,373	$61,980	$19,743
2004	18,000	8,295	63,980	26,533
2003	18,000	8,295	66,693	28,485
(5)	Reflects the fair market value of the shares as of the date service vesting restricted stock purchase rights were granted, less the purchase price. No dividends have been paid (and are not expected to be paid) on the service vesting restricted stock reflected in this column. In 2005, an aggregate of 47,000 shares of service vesting restricted stock were issued to the Named Executive Officers (see table below) and certain other senior executives pursuant to the exercise of such rights. The service vesting restricted stock awards to Named Executive Officers in 2005 were granted on February 22, 2005 and the closing price of our stock on that date was $18.70 per share. The service vesting restricted stock issued in 2005 remains subject to the Company’s right to repurchase if a recipient’s employment ends any time prior to the third anniversary of the rights grant date. In 2004, an aggregate of 327,000 shares of service vesting restricted stock were issued to the Named Executive Officers (see table below) and certain other senior executives pursuant to the exercise of such rights. The restricted stock awards to Named Executive Officers in 2004 were granted on February 4, 2004 and the closing price of our stock on that date was $20.72 per share. The service vesting restricted stock issued in 2004 remains subject to the Company’s right to repurchase if a recipient’s employment ends any time prior to the third anniversary of the rights grant date. In 2003, an aggregate of 349,000 shares of service vesting restricted stock were issued to the Named Executive Officers (see table below) and certain other senior executives pursuant to the exercise of such rights. The service vesting restricted stock awards in 2003 were granted on February 14, 2003 and the closing price of our stock on that date was $14.10 per share. Service vesting restricted stock issued in 2003 remains subject to the Company’s right to repurchase if a recipient’s employment ends any time prior to the third anniversary of the rights grant date, except that service vesting restricted stock, issued to the CEO, remains subject to the Company’s repurchase right if his employment ends at any time prior to the fourth anniversary of the rights grant date.

	2005	Dollar Value of	2004	Dollar Value	2003	Dollar Value
	Service	Shares at	Service	of Shares at	Service	of Shares at
	vesting	12/31/05	Vesting	12/31/05	Vesting	12/31/05
	Restricted	(absent	Restricted	(absent	Restricted	(absent	Aggregate
	Stock Award	restrictions)	Stock Award	restrictions)	Stock Award	restrictions)	Value
	(#)	($)*	(#)	($)*	(#)	($)*	($)
Mr. Chen	—	$0	250,000	$5,440,000	250,000	$5,440,000	$10,880,000
Mr. Beard	7,000	153,020	8,000	174,080	15,000	326,400	653,500
Dr. Nathan	6,000	131,160	8,000	174,080	7,500	163,200	468,440
Mr. Van der Vorst	7,000	153,020	10,000	217,600	15,000	326,400	697,020
Mr. Volk	7,000	153,020	20,000	435,200	9,000	195,840	784,060

*	Value based on closing price of $21.86 per share at December 31, 2005

(6)	Reflects the fair market value of the shares as of the date performance based restricted stock purchase rights were granted, less the purchase price. No dividends have been paid (and are not expected to be paid) on the performance based restricted stock reflected in this column. In 2005, an aggregate of 575,000 shares of performance based restricted stock were issued to the Named Executive Officers (see table below) and certain other senior executives pursuant to the exercise of such rights. The restricted stock awards to Named Executive Officers in 2005 were granted on February 22, 2005 and the closing price of our stock on that date was $18.70 per share. Vesting of the performance based restricted stock awarded in 2005 is subject to the Company’s achievement of certain revenue growth rates, income before tax growth rates and stockholder return relative to S&P 400 performance. Performance based restricted stock shares will vest, and the Company’s repurchase right will lapse, three years from the grant date, in full or partially, based upon the achievement of performance at or above the thresholds set forth in each grant. Unvested shares will be repurchased by the Company for the $0.00 per share exercise price. Performance based restricted stock was not granted prior to 2005.

	2005
	Performance Based Restricted	Dollar Value of Shares at
	Stock Award	12/31/05 (absent restrictions)
	(#)	($)*
Mr. Chen	375,000	$8,197,500
Mr. Beard	28,000	612,080
Dr. Nathan	22,000	480,920
Mr. Van der Vorst	28,000	612,080
Mr. Volk	28,000	612,080

*	Value based on closing price of $21.86 per share at December 31, 2005

(7)	Reflects options to purchase Sybase Common Stock under the 1996 Plan. In 2003, the Named Executive Officers also were granted options to purchase common stock in FFI a majority-owned subsidiary under the FFI 2001 Stock Option Plan, as follows, 300,000 options for Mr. Chen, 10,000 options for Mr. Beard, 10,000 options for Dr. Nathan, 30,000 options for Mr. Van der Vorst, and 10,000 options for Mr. Volk. FFI options were not awarded to the Named Executive Officers in 2004 or 2005.

Descriptions of the 2003 Plan, 1996 Plan and the FFI 2001 Stock Option Plan are set forth in Note Seven to the Consolidated Financial Statements, Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2005, which information is incorporated here by reference, and furnished simultaneously with this Proxy Statement.

(8)	Reflects 401(k) matching contribution received by all eligible Company employees for the fiscal years noted.

(9)	Dr. Nathan’s “Salary” for 2003 reflects $315,285 base salary and $68,227 variable sales compensation.

(10)	Mr. Volk’s “Salary” for each year reflect base salary and variable sales compensation as follows:

Year	Base Salary ($)	Variable sales compensation ($)
2005	$375,000	$187,200
2004	374,999	84,000
2003	349,978	18,750
Mr. Volk’s “Bonus” for 2003 includes a $120,000 sign-on bonus paid when Mr. Volk joined Sybase as an executive officer in January 2003. “Other Annual Compensation” for 2003 reflects a $3,100 financial planning expense incurred by the Company pursuant to the Executive Financial Planning and Service Program for Section 16 Officers effective February 5, 2003 (a summary of which is attached as Exhibit 10.38 to the Company’s 2004 Annual Report on Form 10-K), and $74,394 in taxable and non-taxable relocation expenses. Taxable relocation and financial planning amounts include amounts to cover applicable income taxes.
Option Grants in Last Fiscal Year
In 2005 the Named Executive Officers were not granted Sybase stock options. In 2005 the equity based awards to the Named Executive Officers consisted of the service vesting and performance based restricted stock awards described in the “Summary Compensation Table” on page 17.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
This table shows stock option exercises by the Named Executive Officers during 2005, and the number and value of unexercised “in-the-money” options held by them at the end of 2005. “In-the-money” means the option exercise price was less than the fair market value of the stock at December 31, 2005. None of the Named Executive Officers exercised iAS or FFI stock options in 2005.

	Shares		Number of		Value of Unexercised
	Acquired		Shares Underlying		In-the-Money
	on	Value	Unexercised Options at		Options at
	Exercise	Realized	Fiscal Year-End (#)		Fiscal Year-End ($)(3)
Name	(#)(1)	($) (2)	Exercisable	Unexercisable	Exercisable	Unexercisable
John S. Chen	410,000	$4,877,896	2,981,483	141,387	$21,296,952	$939,989
Marty Beard	28,270	321,310	242,528	37,536	628,006	91,333
Raj Nathan	203,415	1,879,325	147,964	36,841	628,224	85,940
Pieter A. Van der Vorst	35,983	178,917	123,335	30,974	56,473	52,287
Thomas Volk	—	—	219,582	125,418	1,392,040	653,060

(1)	Each of the Named Executive Officers has entered into an insider stock selling plan established under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1 Plan”). A Rule 10b5-1 Plan allows an individual to establish non-discretionary stock selling instructions for stated amounts of the individual’s Company stock at a pre-set selling price before the individual becomes aware of material nonpublic information affecting the Company. Transactions executed pursuant to a Rule 10b5-1 Plan provide a participant with an affirmative defense against charges that he/she traded shares while in possession of material nonpublic information, even if the transactions occur during Company-imposed trading blackouts applicable to other Company insiders. Each of the Rule 10b5-1 Plans in which the Named Executive Officers participate is for a one year period and contains pre-determined selling instructions that cannot be changed when the plan is effective.

(2)	Amount by which the fair market value of the stock exceeded the option exercise price on the exercise date.

(3)	Based on the NYSE closing price on December 31, 2005 ($21.86 per share), minus the exercise price of in-the-money options.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee reviews the total compensation arrangements for the Chief Executive Officer and other members of senior management, including the executive officers listed on the Summary Compensation Table appearing on page 17, determines their compensation, and administers the Company’s executive compensation programs. The Committee’s compensation decisions for the CEO are ratified by the other independent directors of the Board. The Compensation Committee also provides guidance to management on the Company’s compensation policies for all employees. The Compensation Committee consists entirely of non-employee directors, each of whom qualifies as an independent director under the rules of The New York Stock Exchange, an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director” as defined in Rule 16b-3 under the Securities and Exchange Act of 1934.
The Committee has engaged an independent executive compensation consulting firm to assist the Committee in discharging its responsibilities. Compensation Committee meetings generally include executive sessions where the committee meets outside the presence of management, with and without the independent consultant present. The Compensation Committee reviews its charter annually and the charter is approved by the full Board.
I. Compensation Philosophy
The Compensation Committee believes that the Company’s executive compensation programs should support the Company’s primary objective of creating value for its stockholders. The Committee’s objectives are to:
•	Attract and retain the key talent necessary to grow the enterprise.

•	Provide a compensation program competitive with peer companies with comparable performance.

•	Structure the Company’s executive compensation programs to motivate the senior management team to achieve or exceed key objectives by making a significant portion of individual compensation directly dependent on the Company’s achievement of financial goals, and by providing significant rewards for exceeding those goals.

•	Offer the senior management team a total compensation package centered around an at-risk, pay-for-performance philosophy to align their interests with those of shareholders.
With respect to each of the primary components of total compensation specifically, this means:
•	Base salaries are determined annually and are competitive, relative to similar positions, with peer companies with comparable performance.

•	Cash incentives are awarded to the senior management team based on specified objective criteria set by the Committee at the beginning of the fiscal year, based on job responsibilities. The structure of our incentive programs foster a performance-driven culture and is designed to retain our top performers.

•	Equity compensation awards are structured to foster a stockholder perspective and encourage executive retention. These awards reward executive officers and other key employees for maximizing long-term stockholder value. For example, the performance-based stock awards that the Committee granted in 2005 and 2006 have potential payouts ranging from zero to 100% of target for awards granted in 2005 and zero to 125% of target for awards granted in 2006, based on Sybase’s performance over a three-year period as measured against pre-established performance goals.
The Compensation Committee held 9 meetings in 2005. The CEO made recommendations to the Compensation Committee with respect to compensation adjustments for other executive officers and with respect to the structure and terms of these officers’ Target Incentives (as discussed below) and equity-based compensation arrangements. However, the CEO did not participate in the portions of the meetings during which his own compensation was deliberated.

II. Executive Compensation Considerations
The Company takes the following factors into consideration in designing its executive compensation programs:
Comparative Framework
The Committee compared the compensation of individual executives to the respective positions from the AON-Radford Executive Salary Surveys for 22 publicly held peer companies. Additional surveys were used for comparing the level of equity grants. The peer software companies included companies in our industry whom we compete with for executive talent. Two of the six companies comprising the S&P Systems Software industry index referenced in the Performance Graph on page 27 of this Proxy Statement are included in the group of 22 peer companies surveyed. The surveys were supplemented by review of executive compensation data of peer companies from proxy statements filed with the SEC and input from executive compensation consultants on other factors such as market trends and best-of-practice recommendations. The performance of the Company relative to a peer group of companies was reviewed by the Committee. The Committee considered various measures of company and industry performance, including revenue growth, growth in earnings per share, operating income growth and total shareholder return. The performance measures are not assigned relative weights.
Components of Executive Compensation.
The Company’s executive compensation program has the following three primary components:
(a) Base Salary. The Committee believes that executive salaries must be sufficiently competitive to attract and retain key executives. Base pay and annual increases are determined (A) through an analysis of each individual’s salary and total target compensation relative to salaries and total target compensation for similar positions within the Company and at peer companies, and (B) through a subjective analysis of each individual’s scope of responsibilities, criticality to the Company, including expected future contributions to the Company, and individual performance contributions to the Company’s success. In 2005, 10 members of senior management team received base salary increases ranging from 2.6% to 5%, with the intention of maintaining competitiveness with the peer companies as well as rewarding each executive’s individual performance.
(b) Annual Target Incentive and Discretionary Bonuses. The Committee believes one of the key differentiators of executive compensation should be the variable portion provided by annual cash incentive programs. Certain executive’s incentives are awarded if the Company meets or exceeds prescribed revenue and profit before tax objectives. Additionally, other executive officers instead participate in individual variable compensation plans pursuant to which they earn variable sales compensation based on meeting or exceeding pre-determined revenue, margin and booking objectives, based on their respective position. Under either plan, if the stated objectives are not met, awards may be significantly reduced or even eliminated. Conversely, if the Company overachieves these objectives, awards may be significantly increased above target thresholds. Target incentive percentages vary and are based on a number of factors including incentive and compensation levels for similar positions at peer companies with comparable performance.
In February 2005, the Committee established a total 2005 target incentive bonus amount (“Target Incentive”) for seven of the Company’s eleven Section 16 executive officers (including the CEO). The Target Incentive ranged from 50% to 128% of each participating executive’s base salary. Fifty percent (50%) of the total Target Incentive amount was tied to the achievement of a prescribed Company profit before tax (PBT) objective expressed on a pro forma basis (which excludes amortization of certain expenses, including certain purchased intangibles, unearned stock-based compensation and restructuring costs) (“PBT Component”), and fifty percent (50%) of the total Target Incentive was tied to achievement of a prescribed Company revenue objective (“Revenue Component”).
The Committee determined that underachievement of the PBT objective by up to 20% would result in a corresponding reduction in the PBT Component of each executive’s Target Incentive, and that no PBT Component would be paid if the PBT objective was underachieved by more than 20%. Underachievement of the revenue objective by up to 5% would result in up to a 30% decrease in the Revenue Component of each executive’s Target Incentive, and no Revenue Component would be paid if the revenue objective was underachieved by more than 5%. For 2005, the Company achieved

99.4% of its PBT objective and 99.2% of the Revenue Component. Accordingly, each participating executive officer received a cash bonus amount for the year equal to 97.4% of his or her Target Incentive as summarized in the following tables:

			Achieve-	Component
Component	Weight	Threshold	ment	Payout
Revenue	50%	95%	99.2%	47.7%
PBT	50%	80%	99.4%	49.7%
In addition to the foregoing, the Compensation Committee has the right to recommend discretionary cash bonus awards proposed by the CEO or a member of the Compensation Committee based on a subjective evaluation of an executive’s individual contributions to the Company’s success. These bonuses are not based on predetermined measures of corporate performance or achievement of specified corporate objectives. No person serving as an executive officer in 2005 received a discretionary bonus for 2005.
(c) Equity-based Incentives. The Compensation Committee believes that tying the vesting of equity awards granted to senior management to the Company’s financial performance aligns the interests of management and stockholders and will reward performance that benefits the stockholders. The Committee therefore believes that future grants to executives should include performance-based equity awards in addition to service-based awards to achieve certain retention aspects of the compensation program.
The size of these awards fall within a competitive range for an executive’s position and are granted to reflect an executive’s ongoing contributions to the Company’s success, to create an incentive to remain with the Company, and to provide a long-term incentive to help the Company achieve its financial and strategic objectives. The Compensation Committee also provides guidance to management on the issuance of equity awards to non-executive employees.
In February 2005, performance-based restricted stock was granted to the CEO and other senior executives. See footnote 5 to “Stock Ownership of Management and Beneficial Owners” on page 11. The CEO’s equity-based incentive was comprised entirely of performance-based restricted stock, while the other Section 16 officer’s equity-based incentive was comprised of 80% performance-based restricted stock and 20% service-based restricted stock. The vesting of the performance-based grants will occur in three years based on the Company’s achievement of revenue growth rates, pro-forma income before tax growth rates and achievement of stockholder returns relative to the S&P 400. The service-based restricted stock will vest if the recipient remains employed through the third anniversary of the grant date of the stock. All restricted stock remains subject to the Company’s right to repurchase the shares if a recipient’s employment ends any time prior to the third anniversary of the grant date. In 2005, restricted stock awards were granted with exercise prices of $0.00 per share. The 2005 performance-based equity awards metrics were as follows:

Component	Weight	Threshold	Maximum
Compounded Annual Growth Rate in Revenue	40%	50%	100%

Income Before Tax Growth Rate	35%	70%	100%

TSR Relative to S&P 400	25%	90%	100%
Note: Linear from threshold to maximum
In 2006, senior executive’s long-term incentive consisted of a portfolio of (i) service-based restricted stock, (ii) service-based stock appreciation rights and (iii) performance-based restricted stock. The service-based restricted stock will vest if the recipient remains employed through the third anniversary of the grant date of the stock. The stock appreciation rights vest incrementally over a four year period. The performance-based shares will vest at the end of three years based on the following metrics:

Component	Weight	Threshold	Maximum
Three Year Compounded Annual Growth Rate in Revenue	60%	50%	125%

Three Year Average Return on Invested Capital	20%	75%	125%

Three Year Compounded Annual Growth Rate in Cash Flow from Operations	20%	50%	125%
Note: Linear from threshold to maximum
In determining the amount of stock options and restricted stock granted to an individual executive, the Committee considers such factors as (A) for new executives, the award necessary to attract the executive to the Company and market standards for similar positions, and (B) for continuing executives, an individual’s prior and outstanding awards, the vesting of such awards, executive performance and award levels offered by peer companies for comparable positions, as well as, a subjective analysis of each individual’s scope of responsibilities, criticality to the Company, including expected future contributions to the Company, and individual performance contributions to the Company’s success.
Special additional stock options and other stock rights may be granted or approved from time to time to executive officers in connection with promotions, assumption of additional responsibilities and other factors. In 2005, no special awards were made to any of the executive officers.
Other compensation considerations. The Company generally believes its benefit programs should be similar for all employees. However, the Committee recommends additional benefits for certain individuals from time to time if it determines that the category and amount of such benefits are reasonable and necessary to provide additional incentives to attract or retain key executives. For example, in the case of the CEO, the Company agreed to provide him with certain benefits comparable to the benefits he received from his prior employer, pursuant to his employment agreement with the Company (see footnote 4 to “Summary Compensation Table” at page 17, and “Employment Agreements and Certain Transactions” at page 26).
Stock Ownership Guidelines. In 2003, the Company initiated stock ownership guidelines that require all senior executives to hold a minimum number of common shares. In 2006, the Committee amended the guidelines to require senior executives to accumulate and hold shares based on a multiple of the senior executive’s base pay ranging from one to three times the individual’ annual base salary. The executive’s must retain twenty-five percent of the net shares acquired from the exercise of a stock option/SAR, vesting of a restricted share or other full value awards, until the ownership requirements are met.
Change of control arrangements. In 2005, the Compensation Committee also evaluated the potential costs to the Company in the event of a change of control under the change of control agreements entered into with Company management. (See “Employment Agreements and Certain Transactions” at page 26). Based on this review, the Compensation Committee finds the potential payouts in a change of control scenario in the aggregate to be reasonable and not excessive.
Mandatory Option Expensing. On January 1, 2006, the Company adopted FAS 123R which requires the expensing of equity compensation arrangements for financial accounting. As a result, the Compensation Committee will consider alternative equity awards in addition to or instead of granting traditional option awards.
Non-Qualified Deferred Compensation. The Company maintains an unfunded and unsecured non-qualified deferred compensation plan for a select group of management and highly-compensated employees. The accounts are subject to the claims of the Company’s general creditors. The performance of individual account balances are measured by investments chosen by each participant from the mutual fund investment choices in the Company’s 401(k) plan. There is no guaranteed minimum rate of return and the Company has not made any contributions to the non-qualified deferred compensation plan accounts above and beyond the compensation amounts deferred by participants.
Perquisites. We do not provide officers with permanent lodging, club memberships, personal entertainment or family travel.
Total Compensation. The Compensation Committee reviewed all components of the CEO’s and executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the company of all perquisites and other personal benefits and under several potential severance and change-in-control scenarios. Based on this review, the compensation committee found that the CEO’s and executive officers’ total compensation (including potential payouts under change-in-control and severance scenarios) in the aggregate to be reasonable and not excessive.
III. 2005 Chief Executive Officer Compensation
In February 2005, the Compensation Committee established base salary, Target Incentive compensation and equity-based compensation for the CEO retroactive to January 2005. In considering the CEO’s total compensation mix and the individual components thereof, the

Compensation Committee reviewed various analyses and comparative survey data as described in Section II, above. The Committee compared the performance of the Company relative to the peer group. The Committee relied on the peer performance comparison in determining a competitive compensation structure with comparable performing peer companies. In determining the 2.6 percent increase in the CEO’s base salary, and the equity compensation component of the CEO’s total compensation, the Committee took into consideration the fact that the CEO had achieved his personal objectives for the prior year, including objectives relating to:
•	Financial targets, including earnings per share and cash generation objectives; and

•	Market share increases for specified business lines
The full Board of Directors ratified the Compensation Committee’s actions with respect to the CEO’s 2005 total compensation arrangement. The Target Incentive portion of the CEO’s cash compensation comprised 55.5 percent of his total cash compensation, and was calculated and paid as described in Section II, above.
IV. Director Compensation
The Compensation Committee reviews non-employee director compensation annually and recommends any changes to the full Board for approval. See “Non-Employee Director Compensation” at page 7 for non-employee director compensation information.
V. Compensation Limitations
Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations adopted thereunder by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Company believes that stock options and performance-based full value awards under the Company’s Amended and Restated 2003 Stock Plan can be excluded from calculating the $1.0 million limit. The Executive Leadership Team Incentive Plan was approved by stockholders at the 2005 Annual Meeting for the purpose of qualifying such plan under Section 162(m) for performance-based cash bonuses payable in 2006 and future years.
The Committee considers the deductibility of compensation to its executives when reviewing and structuring compensation programs and attempts to maintain full deductibility to the extent consistent with the Company’s overall compensation goals. However, the Committee may make payments that are not fully deductible if such payments promote the best interests of the Company and its shareholders. In 2005 the Company was precluded from deducting an aggregate of $2.8 million relating to the vesting of service-based restricted stock awards held by executives and an aggregate $0.6 million of annual cash incentive payments to executives due to Code Section 162(m).
Report submitted by:
Richard C. Alberding (Chairman)
L. William Krause
Linda K. Yates

EMPLOYMENT AGREEMENTS AND CERTAIN TRANSACTIONS
John S. Chen. In June 2001, the Company entered into an amended and restated employment agreement with Mr. Chen, pursuant to which he serves as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The agreement provides for annual base salary and target incentive compensation adjustments approved by the Board of Directors, and employee benefits comparable to those he received from his prior employer. If his employment terminates without cause and not in connection with a change of control, as defined in his amended and restated change of control agreement (see “Executive Change of Control Agreements,” below), Mr. Chen’s agreement provides for a severance payment equal to 150% of his base pay and target annual cash bonus for the then-current fiscal year, continuation of his employee benefits for a period of 18 months from his effective date of termination, accelerated vesting of 100% of his then-outstanding stock options and the immediate release of 50% of his restricted stock from escrow. In August 2002, the Company and Mr. Chen amended Mr. Chen’s employment agreement, effective January 1, 2003, to provide for payment by the Company, upon Mr. Chen’s retirement, of premiums for coverage for Mr. Chen, his spouse and eligible dependents (plus an amount sufficient to cover federal and state income tax liability associated with such premium payments) under the Company’s U.S. Retiree Health Program. This program allows eligible domestic Company employees to purchase health insurance upon retirement. The benefits under this amendment will not be paid if Mr. Chen is terminated by the Company for cause or voluntarily before he reaches age 55. See “Executive Change of Control Agreements,” below, regarding amounts payable to Mr. Chen in the event his employment terminates in connection with a change of control.
Mr. Chen’s brother-in-law, Hung Hsi, has been employed by the Company since June 1998 as a software engineer. Mr. Hsi currently earns an annual salary of $142,500 and is eligible for a targeted bonus of up to 10% of his annual salary. In 2005 Mr. Hsi was awarded options to purchase 1,000 shares of common stock at $19.70 per share. These options vest over four years from the grant date.
Executive Change of Control Agreements. The Company has entered into an amended and restated change of control agreement with Mr. Chen, the Company’s current Chief Executive Officer, providing for severance payments equal to an amount not less than two times his then current annual base salary and annual target incentive compensation and accelerated vesting of 100% of his then-outstanding stock options and the immediate release of his restricted stock from escrow. These benefits are payable upon a change of control, regardless of whether Mr. Chen is terminated. Additionally, if Mr. Chen’s employment terminates within 18 months of a change of control, other than for cause, the Company will continue his benefits for a two year period and the Company will “gross up” the benefit payments for the amount of any imputed income. If any payments under Mr. Chen’s change of control agreement are covered under Section 280G of the Internal Revenue Code (the “Code”) and subject Mr. Chen to excise tax under Section 4999 of the Code, the Company will provide him with an amount sufficient to cover the excise tax imposed and any other income or employment taxes imposed on the amounts paid to cover the excise tax.
The Company has entered into change of control agreements with the Company’s current Chief Financial Officer; Senior Vice President, Corporate Development and Marketing; and General Counsel that are substantially similar to the agreement entered into with the Company’s Chief Executive Officer. However these agreements provide for two times each officer’s then current annual base salary and one and a half times the officer’s annual target incentive compensation as severance payments following a change in control. If any payments under the foregoing change of control agreements are covered under Section 280G of the Internal Revenue Code (the “Code”) and subject the employee to excise tax under Section 4999 of the Code, the Company will either provide the employee full change of control benefits, or pay such lesser amount which would result in no portion of the change in control benefits being subject to excise taxes, and will pay whichever amount results in the greater after tax benefit to the employee.
The Company has entered into amended and restated change of control agreements similar to the ones noted in the paragraph above with each of its other current executive officers providing for the benefits noted in the paragraph above, but only if the officer’s employment is terminated upon or within 18 months following a change of control. A “change of control” means the first to occur of any of the following events: (i) any person becomes the direct or indirect beneficial owner of 50% or more of the Company’s voting securities (whether by tender offer or otherwise); (ii) there is a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are incumbent directors; (iii) a merger or consolidation involving the Company results in a conversion of the Company’s voting securities immediately prior to the transaction into less than 50% of the total voting power of the voting securities of the surviving entity; or (iv) a sale of all or substantially all of the Company’s assets.
PERFORMANCE GRAPH
This graph and table compare the cumulative total return on a $100 investment in our Common Stock on December 31, 1999, with the cumulative total return on a $100 investment (assuming reinvestment of all dividends) in the indices noted. Two of the six companies comprising the S&P Software Systems index are included in the group of 22 peer companies referenced in Section II of the “Compensation Committee Report on Executive Compensation” beginning at page 22 above.
CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Sybase, Inc.	$100	$80	$68	$104	$101	$110
S&P © 500	$100	$88	$69	$88	$98	$103
S&P © Systems Software	$100	$105	$79	$92	$100	$95

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our Section 16 officers and directors, and holders of more than 10% of any class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Forms 4 and 5 with the SEC. These individuals are also required to furnish the Company with copies of all Section 16(a) forms filed on their behalf.
Based solely on our review of the forms we received, or written notice from certain reporting persons that no Forms 4 or 5 were required, the Company believes that all required Section 16(a) filings were made on a timely basis in 2005.
OTHER MATTERS
Documents Incorporated by Reference
The information in Note Seven to the Consolidated Financial Statements contained in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 is incorporated by reference as noted in footnote 7 to the “Summary Compensation Table” on page 19. The Report on Form 10-K is being furnished to stockholders simultaneously with this Proxy Statement.
Deadline for Receipt of Stockholder Proposals for the 2007 Annual Meeting
If you want us to consider a proposal for possible inclusion in our Proxy Statement for our 2007 Annual Meeting of Stockholders, you must deliver your proposal to Sybase’s Corporate Secretary at our principal executive offices, One Sybase Drive, Dublin, California 94568 no later than December 29, 2006. Any such proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
If you wish to present a proposal at our 2007 Annual Meeting, and the proposal is not intended to be included in our Proxy Statement relating to that meeting, you must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws (the “Bylaw Deadline”), as described below. If you give notice of such a proposal after the Bylaw Deadline, you will not be permitted to present the proposal to the stockholders for a vote at the meeting. Rules under the Securities Exchange Act of 1934, as amended, also establish a different deadline for submission of stockholder proposals that are not intended to be included in our 2007 Proxy Statement with respect to the discretionary voting of proxies on such proposals (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for our 2007 Annual Meeting is March 14, 2007 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If you give notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against your proposal when and if the proposal is raised at our 2007 Annual Meeting. Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our next Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at our 2007 Annual Meeting, and we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.
If you intend to present a proposal or nomination from the floor at the 2007 Annual Meeting, but you do not intend to have it included in our 2007 Proxy Statement, then you must deliver a copy of your proposal or nomination to Sybase’s Corporate Secretary at our principal executive offices in accordance with the following procedures:
Under our Bylaws we must receive your notice not less than 90 days prior to the 2007 Annual Meeting (unless there is less than 100 days’ notice of the meeting date, in which case notice must be received no later than the tenth day following the day on which such notice is first given or disclosed). Also, your notice must state all of the following as to each matter, or the presiding officer may properly refuse to acknowledge your proposal or nomination:

•	your name and address, and the nature of the matter

•	that you are a stockholder of record and are entitled to vote at the meeting

•	the name and address of your nominee, if any

•	whether you will appear in person or by proxy to make the proposal or nomination

•	a description of all arrangements between you and the nominee, if any, regarding the nomination

•	all other information that would be required in a proxy statement
Please see “Director Nominee Criteria and Process” on page 9 for a discussion of the Board’s process for evaluating director nominees.
We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the 2006 Annual Meeting, including any stockholder proposals received between the date of this Proxy Statement and the Bylaw Deadline for this year’s Annual Meeting, which is May 8, 2006 (the tenth day after this Proxy Statement is mailed).
The Board of Directors does not know of any other matters to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with their best judgment on such matters.
THE BOARD OF DIRECTORS
Dated: April 28, 2006

FORM OF PROXY
SYBASE, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 31, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 28, 2006, and hereby appoints Pieter A. Van der Vorst, Scott V. Irey and Daniel Cohen, or any of them, with full power of substitution, attorneys and proxy holders to vote, as indicated on the reverse side, all shares of Common Stock of SYBASE, INC., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held May 31, 2006 at 10:00 a.m. local time at the offices of the Company, United Nations Conference Room, One Sybase Drive, Dublin, California 94568, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present at such meeting, on the matters set forth on the reverse side.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Sybase, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sybase, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SYBAS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYBASE, INC.

Vote on Directors

1.	Election of Class II Directors Nominees: 01) Richard C. Alberding 02) Jack E. Sum 03) Linda K. Yates	For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote on Proposals		For	Against	Abstain

2.	Ratification of Ernst & Young LLP as independent registered public accounting firm for 2006	☐	☐	☐

3.	Stockholder proposal to reorganize the Board of Directors into a single class	☐	☐	☐
In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date